EXHIBIT 99.1

Investor Relations Contact: Brian Ritchie - FD 212-850-5683 brian.ritchie@fd.com

Press Release	Corporate Communications Contact: John Procter – Gibraltar Associates 202-879-5808 jprocter@gibraltar-llc.com

INSMED TO REQUEST HEARING BEFORE NASDAQ PANEL

TO REVIEW NASDAQ STAFF DETERMINATION

RICHMOND, VA., June 23, 2008 - Insmed Inc. (NASDAQ CM: INSM), a developer of follow-on biologics and biopharmaceuticals, today announced that it intends to request a hearing before The NASDAQ Listing Qualifications Panel (‘the Panel”) to appeal an earlier Staff Determination to delist the Company’s common stock from The NASDAQ Capital Market.

Insmed received a letter from The NASDAQ Stock Market (“NASDAQ”) on June 17, 2008 indicating that the Company had not regained compliance with NASDAQ’s minimum bid price requirement of $1.00 per share for continued listing of Insmed’s common stock on The NASDAQ Capital Market as set forth in Marketplace Rule 4310(c)(4) (the “Staff Determination”). As a result, the Company’s common stock would be subject to delisting unless Insmed requests a hearing before the Panel. Following procedures set forth in The NASDAQ Marketplace Rule 4800 series; the Company intends to request a hearing before the Panel to review the Staff Determination. The hearing request will stay the delisting of Insmed’s common stock, pending the decision of the Panel following the hearing, allowing the Company’s common stock to continue to trade on The NASDAQ Capital Market. There can be no assurance, however, that the Panel will grant Insmed’s request for continued listing of its common stock on The NASDAQ Capital Market.

In the event that the Panel determines not to grant the Company’s request for continued listing of its common stock on The NASDAQ Capital Market, Insmed’s common stock may become eligible for quotation and trading on the OTC Bulletin Board.

About Insmed

Insmed Inc. is a biopharmaceutical company with unique protein process development and manufacturing experience and a proprietary protein platform aimed at niche markets with unmet medical needs. For more information, please visit www.insmed.com.

Forward-Looking Statements

This release contains forward-looking statements which are made pursuant to provisions of Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that such statements in this release, including statements relating to planned clinical study design, regulatory and business strategies, plans and objectives of management and growth opportunities for existing or proposed products, constitute forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the forward-looking statements. The risks and uncertainties include, without limitation, risks that product candidates may fail in the clinic or may not be successfully marketed or manufactured, we may lack financial resources to complete development of product candidates, the FDA may interpret the results of studies differently than us, competing products may be more successful, demand for new pharmaceutical products may decrease, the biopharmaceutical industry may experience negative market trends, our entrance into the follow-on biologics market may be unsuccessful, our common stock could be delisted from The NASDAQ Capital Market and other risks and challenges detailed in the Company’s filings with the U.S. Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2007. Readers are cautioned not to place undue reliance on any forward-looking statements which speak only as of the date of this release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this release or to reflect the occurrence of unanticipated events.